UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2016

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On May 6, 2016, Intrepid Potash, Inc. (“Intrepid,” “we,” or “our”) entered into the following agreements:

•                  Waiver and Amendment No. 6 to Credit Agreement (the “Credit Facility Amendment”) with each of the lenders named therein (the “Lenders”) and U.S. Bank National Association, as administrative agent (“U.S. Bank”).  The Credit Facility Amendment amends the Credit Agreement, dated as of August 3, 2011, and amended as of August 5, 2013, August 28, 2015, January 15, 2016, February 26, 2016, and March 23, 2016 (together with the Credit Facility Amendment, the “Credit Facility”), by and among Intrepid, the Lenders, and U.S. Bank.

•                  Second Waiver to Note Purchase Agreement (the “NPA Waiver”) with each of the purchasers named therein (the “Noteholders”).  The NPA Waiver relates to the Note Purchase Agreement, dated as of August 28, 2012, and amended as of January 15, 2016 (together with the NPA Amendment, the “NPA”), by and among Intrepid and the Noteholders.

Under the Credit Facility Amendment, the Lenders and U.S. Bank are waiving until July 31, 2016, (1) the requirement that we deliver audited annual financial statements for fiscal year 2015 without any going concern modifier (and agreeing that the existence of audited annual financial statements for fiscal year 2015 with a going concern modifier will not constitute a default or event of default under the Credit Facility until July 31, 2016) and (2) the requirement that we comply with the financial covenants under the Credit Facility relating to our leverage ratio and fixed charge coverage ratio for the quarter ended March 31, 2016 (and agreeing that any noncompliance with these covenants for the quarter ended March 31, 2016, will not constitute a default or event of default under the Credit Facility until July 31, 2016).  However, if the waiver under the NPA Waiver (as it may be mutually extended) expires before July 31, 2016, then the waiver under the Credit Facility Amendment will also expire on that earlier date.  In addition, if our leverage ratio exceeds 3.9 to 1, or our fixed charge coverage ratio is less than 1 to 1, for the quarter ended March 31, 2016, then the waiver under the Credit Facility Amendment will be null and void.  The Credit Facility Amendment permanently reduces the aggregate borrowing capacity of the Credit Facility from $85 million to $8 million, which amount may be used only for letters of credit. In addition, the Credit Facility Amendment provides that the maturity date for the Credit Facility is the earliest of (1) July 31, 2016, (2) any date on which the aggregate commitment under the Credit Facility is reduced to zero, and (3) the effective date for a new bank credit facility.  As of March 31, 2016, we had a $0.5 million letter of credit outstanding under the Credit Facility.  Except as amended by the Credit Facility Amendment, the terms of the Credit Facility remain unchanged.

Under the NPA Waiver, the Noteholders are waiving until June 30, 2016, the requirement that we comply with the financial covenants under the NPA relating to our leverage ratio and fixed charge coverage ratio for the quarter ended March 31, 2016 (and agreed that any noncompliance with these covenants for the quarter ended March 31, 2016, will not constitute a default or event of default under the NPA until June 30, 2016).  However, if our leverage ratio exceeds 3.9 to 1, or our fixed charge coverage ratio is less than 1 to 1, for the quarter ended March 31, 2016, then this waiver will be null and void.  The NPA continues to have $150 million aggregate principal amount of unsecured senior notes outstanding under it, consisting of the following series:

•                  $60 million of 3.23% Senior Notes, Series A, due April 16, 2020

•                  $45 million of 4.13% Senior Notes, Series B, due April 14, 2023

•                  $45 million of 4.28% Senior Notes, Series C, due April 16, 2025

Except as amended by the NPA Waiver, the terms of the NPA remain unchanged.

We continue to work with the Lenders and Noteholders and evaluate our options under our debt agreements.

The description set forth above is qualified in its entirety by the Credit Facility Amendment and the NPA Waiver, copies of which are filed as Exhibits 10.1 and 10.2 to this report and incorporated by reference into this Item 1.01.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 2.05.                                        Costs Associated with Exit or Disposal Activities.

On May 6, 2016, we committed to a plan to idle our West facility in Carlsbad, New Mexico.  The West facility is a conventional mining facility that generated 42% of our potash production in 2015.  The facility’s operations have become increasingly less profitable in recent months as oversupply and foreign competition in the U.S. potash market have pressured prices.  We expect to complete the idling plan and transition the facility into a care-and-maintenance mode in July 2016.

We estimate that idling the West facility will result in total pre-tax charges of approximately $1 million to $3 million, which we expect to record in the second quarter of 2016.  These charges consist primarily of one-time termination benefits, including cash severance costs and outplacement services.  We expect that these benefits will result in future cash expenditures of $1 million to $3 million, the majority of which we expect to pay in the second and third quarters of 2016.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We continue to make changes designed to streamline our management structure and reduce our costs.  As part of these changes, it was mutually agreed that Kelvin G. Feist would leave Intrepid to pursue other interests.  Mr. Feist served as our Senior Vice President of Sales and Marketing through May 6, 2016.  Under a form of separation agreement initially presented to Mr. Feist on May 3, 2016, provided that Mr. Feist delivers and does not revoke a release in a form acceptable to us, Mr. Feist will be entitled to a lump-sum payment in the amount equal to six months’ current base salary, payable within 15 days after expiration of the revocation period under the agreement; a lump-sum payment of $25,000 payable within 15 days after expiration of the revocation period under the agreement; and up to $5,000 in outplacement services.  Mr. Feist’s vested stock options will be exercisable for 12 months following his termination date in accordance with their terms.

Item 8.01.             Other Events.

On May 9, 2016, we issued the attached press release relating to the idling of our West facility.  A copy of this press release is included as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01.                                        Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description
10.1

Waiver and Amendment No. 6 to Credit Agreement, dated as of May 6, 2016, by and among Intrepid Potash, Inc., each of the lenders named therein, and U.S. Bank National Association, as Administrative Agent

10.2	Second Waiver to Note Purchase Agreement, dated as of May 6, 2016, by and among Intrepid Potash, Inc. and each of the purchasers named therein

99.1	Press Release dated May 9, 2016

Forward-Looking Statements

This filing contains forward-looking statements—that is, statements about future, not past, events.  The forward-looking statements in this filing relate to the anticipated impacts of the idling of our West facility.  These statements are based on assumptions that we believe are reasonable.  Forward-looking statements by their nature address matters that are uncertain.  The particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•                  our ability to successfully execute on our plans to idle our West facility and transition our East facility to Trio®-only production

•                  adverse impacts to our business as a result of our independent auditor having expressed substantial doubt as to our ability to continue as a going concern due to the existence of a material uncertainty

•                  changes in the price, demand, or supply of potash or Trio®/langbeinite

•                  our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements or a reduction in the total amount available to us under our credit facility

•                  the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects

•                  declines or changes in agricultural production or fertilizer application rates

•                  further write-downs of the carrying value of our assets, including inventories

•                  circumstances that disrupt or limit our production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems

•                  changes in our reserve estimates

•                  currency fluctuations

•                  adverse changes in economic conditions or credit markets

•                  the impact of governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•                  adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•                  increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•                  changes in the prices of raw materials, including chemicals, natural gas, and power

•                  our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations

•                  declines in the use of potash products by oil and gas companies in their drilling operations

•                  interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•                  our inability to fund necessary capital investments

•                  the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission

All information in this filing speaks as of the date of this filing.  New information or events after that date may cause our forward-looking statements in this filing to change.  We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: May 9, 2016	By:	/s/ Margaret E. McCandless
Margaret E. McCandless
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1

Waiver and Amendment No. 6 to Credit Agreement, dated as of May 6, 2016, by and among Intrepid Potash, Inc., each of the lenders named therein, and U.S. Bank National Association, as Administrative Agent

10.2	Second Waiver to Note Purchase Agreement, dated as of May 6, 2016, by and among Intrepid Potash, Inc. and each of the purchasers named therein

99.1	Press Release dated May 9, 2016